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EXHIBIT 23

                       [PRICEWATERHOUSECOOPERS LETTERHEAD]


CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the registration statements of Perceptron, Inc. and Subsidiaries on Form S-8 (File Nos. 33-63666, 33-63664, 33-85656, 33-93910, 333-00444, 333-00446, 333-65001 and 333-65007) and
on Form S-3 (File Nos. 33-78594, 333-24239 and 333-29263) of our report dated August 11, 1999, on our audits of the consolidated financial statements and financial statement schedule of Perceptron, Inc. and Subsidiaries as of June 30, 1999, December 31, 1998 and 1997, and for the six month period ended June 30, 1999 and the years ended December 31, 1998, 1997 and 1996, which report is included in this Transition Report on Form 10-K for the six month period ended June 30, 1999.





/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
September 24, 1999































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